UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 18, 2016

CARBO Ceramics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-15903	72-1100013
(Commission File Number)	(IRS Employer Identification No.)

575 North Dairy Ashford, Suite 300
Houston, Texas	77079
(Address of Principal Executive Offices)	(Zip Code)

(281) 921-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 18, 2016, CARBO Ceramics Inc. (the “Company”) received proceeds of Twenty Five Million Dollars ($25,000,000) from the issuance of separate unsecured Promissory Notes (the “Notes”) to two of the Company’s Directors, William C. Morris and Robert S. Rubin, in the principal amounts of Twenty Million Dollars ($20,000,000) and Five Million Dollars ($5,000,000), respectively.

Each Note matures on April 1, 2019 and pays interest at seven percent (7%) per annum on the outstanding principal amount of the Note. Interest is payable semi-annually beginning on October 1, 2016. Additionally, on May 18, 2016 each of Messrs. Morris and Rubin entered into a Subordination and Intercreditor Agreement (the “Subordination Agreement”) with Wells Fargo Bank, National Association. Among other things, the Subordination Agreement provides that each Note is subordinated to the indebtedness outstanding under the Company’s Credit Agreement with Wells Fargo Bank, National Association. The terms of the Notes were approved by a special committee of independent directors of the Company.

The foregoing summary of the Notes do not purport to be complete and are qualified in their entirety to the full text of the Notes, which will be filed with the Company’s Quarterly Report on Form 10-Q for the second quarter of 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBO CERAMICS INC.
Date: May 20, 2016
	By:	/s/ Ernesto Bautista III
Ernesto Bautista III
Vice President and
Chief Financial Officer